                                                                   EXHIBIT 12.1

                                  NIKE, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                           Year Ended May 31,
                                                         ----------------------
                                                          1999   1998    1997
                                                         ------ ------ --------
                                                             (in millions)
Net income.............................................. $451.4 $399.6 $  795.8
Income taxes............................................  294.7  253.4    499.4
                                                         ------ ------ --------
  Income before income taxes............................  746.1  653.0  1,295.2
                                                         ------ ------ --------
Add fixed charges
  Interest expense(A)...................................   51.0   66.5     55.1
  Interest component of leases(B).......................   43.2   43.2     28.0
                                                         ------ ------ --------
    Total fixed charges.................................   94.2  109.7     83.1
                                                         ------ ------ --------
Earnings before income taxes and fixed charges(C)....... $833.4 $756.2 $1,375.5
                                                         ====== ====== ========
Ratio of earnings to total fixed charges................   8.85   6.89    16.55
                                                         ====== ====== ========

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(A) Interest expense includes interest both expensed and capitalized.

(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.

(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.